EXHIBIT 4.11

         THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF EFFECTIVE REGISTRATION STATEMENTS UNDER SUCH ACT AND STATE SECURITIES LAWS, OR AN OPINION OF COUNSEL REASONABLY ACCEPTABLE TO THE DEBTOR THAT SUCH REGISTRATION IS NOT REQUIRED.

                                  DYNAGEN, INC.

                                SUBORDINATED NOTE


$500,000.00                                                        JUNE 18, 1997


         FOR VALUE RECEIVED, DYNAGEN, INC., a Delaware corporation (the "DEBTOR"), hereby promises to pay on or before September 30, 1997, to the order of COUTTS & CO. AG, a Swiss corporation acting as agent for certain non-U.S.
persons (the "LENDER"), the principal sum of FIVE HUNDRED THOUSAND DOLLARS ($500,000.00) or such lesser principal amount then outstanding, together with all accrued and unpaid interest thereon. Interest on the principal amount of this Note will accrue from and including the date hereof until and including the date such principal amount is paid, at a rate equal to seven percent (7.0%) per annum. Any interest due but remaining unpaid after payment is due shall bear interest at the rate equal to 10.0% per annum. Principal and interest shall be payable in lawful money of the United States of America, in immediately available funds, at the principal office of the Lender or at such other place as the legal holder may designate from time to time in writing to the Debtor. Interest shall be computed on the basis of a 360-day year and a 30-day month.

         The principal and interest on this Note are secured by a certain Pledge and Security Agreement among the Lender, the Debtor and each of Dr. Indu Muni and Dhananjay Wadekar as pledgors of certain shares of Common Stock of the Debtor (the "Pledge Agreement").

         This Note is being issued in connection with a certain Bridge Financing Purchase Agreement dated the date hereof. The outstanding balance of this Note shall be immediately due and payable upon an Event of Default as defined in such Bridge Financing Purchase Agreement. The Lender's sole and limited recourse in the Event of a Default, as defined in the Bridge Financing Purchase Agreement, is as to the Collateral as set forth in the Pledge Agreement. The Debtor may prepay this Note at any time prior to demand for payment, acceleration or maturity.

         The Lender and any holder of this Note acknowledge and agree that the principal and interest on this Note are unsecured by the Debtor and the rights and obligations represented by this Note are subordinated in right of payment to secured indebtedness of the Debtor for money borrowed from commercial bank lenders or other institutional lenders or other holders of Senior Debt, whether now existing or hereafter arising, as further defined in the Bridge Financing Purchase Agreement.

         The Debtor agrees to pay all costs, charges and expenses incurred by the Lender (including, without limitation, costs of collection, court costs, and reasonable attorneys' fees and disbursements) in connection with the successful enforcement of the Lender's rights under this Note (all such costs, charges and expenses being herein referred to as "COSTS"). The Debtor agrees that any delay on the part of the Lender in exercising any rights hereunder will not operate as a waiver of such rights, and further agrees



                                      -2-



that any payments received hereunder will be applied first to Costs, then to interest and the balance to principal. The Lender shall not by any act, delay, omission, or otherwise be deemed to waive any of its rights or remedies, and no waiver of any kind shall be valid unless in writing and signed by the Lender. Presentment for payment, demand, protest, notice of protest and notice of nonpayment are hereby waived. Irrespective of any claim, defense, credit or offset Debtor may have against Lender, these shall not discharge or modify Debtor's absolute, independent obligation to repay Lender any sums advanced to Debtor pursuant to this Note.

         This Note applies to, inures to the benefit of, and binds the successors and assigns of the parties hereto. This Note is made under and shall be governed by and construed in accordance with the internal laws of, and enforced by the courts located within, the Commonwealth of Massachusetts.

         IN WITNESS WHEREOF, the Debtor has executed this Note as an instrument under seal as of the date first written above.

                                          DYNAGEN, INC.


                                          By:     /s/ Dhananjay G. Wadekar
                                                  --------------------------
                                          Title:  Executive Vice President
                                                  --------------------------


ATTEST:   /s/ Dennis R. Bilodeau
          --------------------------
Title:    Controller
          --------------------------